August 21, 1996



Mr. John Peacock
Peacock's Radio & Wild's
  Computer Services, Inc.
310 E. Polk Street
P.O. Box 2166
West Memphis, AR 72301

Dear John:

Pursuant to the Stock Purchase Agreement dated January 11, 1996, Article 2.1, the purchase price of the stock (of Peacock Radio and Wilds Computer Service) has been amended to 100,000 shares of 21ST CENTURY WIRELESS GROUP, INC. (the Company) stock to be distributed as per Exhibit 1. If the opening stock price of the Company's shares, on the first day of public trading is less than $8.00 per share, the Company agrees to issue the number of additional shares per the following formula:

     (A) Price adjustment factor = Per share price ($8.00 - opening stock price)/opening stock price

     (B)  Additional shares = price adjustment factor X 100,000 shares

     EXAMPLE
     (A)  Price adjustment factor = Per share price ($8.00 - $6.00)/$6.00 = .333

     (B)  Additional shares = .333 X 100,000 shares = 33,333

Subsequent to the issuance of the stock, the Company agrees to purchase @ $8.00 a share the stock as indicated as follows:


CERTIFICATE NUMBER                NAME                NUMBER OF SHARES
      1675                  John F. Peacock                 1500
      1677                  Johnny B. Wild                  2734
      1679                  Norma L. Harvey                  449
      1680                  Mildred B. Sorrell               156

In addition, 21ST CENTURY WIRELESS GROUP, INC. will issue 8,750 shares to William and Frank Yen for the purchase of the equipment and FCC licenses that they are conveying to the Company.

In the event of future stock splits, the prices per share indicated above will be adjusted to reflect the multiplier specified in the splits.

If you are in agreement with the above information, please sign below and return the original copy to my attention.

Thank you.


Sincerely,

21ST CENTURY WIRELESS GROUP, INC.


/s/ Stephen J. Mocol
Stephen J. Mocol
Vice President, Chief Financial Officer


THE ABOVE IS MUTUALLY AGREED UPON BY:


/s/ John F. Peacock                        /s/ James E. Lafayette
---------------------------------------    -----------------------------------
John F. Peacock                            James E. Lafayette
Representing all of the shareholders of    21ST CENTURY WIRELESS GROUP, INC.
PEACOCK'S RADIO & WILD'S COMPUTER


Dated: 21 Aug. 1996                        Dated: August 21, 1996
       --------------------------------           ----------------------------




Attachment - Peacock Stock                                    August 21, 1996

Following are names and shares of stock associated with the close of escrow on the Peacock's Radio and Wild's Computer operations:


          NAME                                             '144' STOCK
          ----                                             -----------

John F. Peacock                                           42,251 shares
1881 SFC 536
Heth, AR 72346              (a second certificate)         1,500 shares

Johnny B. Wild                                            41,017 shares
P.O. Box 2354
West Memphis, AR 72303      (a second certificate)         2,734 shares

Norma L. Harvey                                            6,738 shares
207 Tournament Drive
West Memphis, AR 72301      (a second certificate)           449 shares

Mildred B. Sorrell                                         2,344 shares
114 South 10th Street
West Memphis, AR 72301      (a second certificate)           156 shares

Jimmie W. Mattson                                            937 shares
504 Clement Road
West Memphis, AR 72301

Lajean M. Wild                                               937 shares
P.O. Box 2354
West Memphis, AR 72303

Jennifer Y. Short                                            937 shares
212 South 2nd Street
West Memphis, AR 72301

                                 TOTAL ALL SHARES...     100,000 shares